Exhibit 4.1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made and entered into as of September 29, 2017, by and among AudioEye, Inc., a Delaware corporation (the “Company”), and the investors set forth on Exhibit A attached hereto (each an “Investor” and collectively, the “Investors”).

RECITALS

The Company desires to sell to the Investors, and the Investors desire to purchase from the Company, shares (the “Shares”) of common stock, $0.00001 par value per share, of the Company (“Common Stock”).

AGREEMENT

In consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1.                  AUTHORIZATION AND SALE.

1.1            Authorization. The Company has duly authorized the issuance and sale, pursuant to the terms of this Agreement, of the Shares against payment of the purchase price therefor.

1.2            Subscription. Upon the terms and subject to the conditions set forth in this Agreement, each Investor, severally and not jointly, hereby irrevocably subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Investors, at the Closing (as defined below), the number of Shares indicated opposite such Investor’s name on Exhibit A in the column captioned “Shares of Common Stock” at a purchase price of $0.14 per Share (the “Purchase Price”) for the aggregate purchase price set forth opposite such Investor’s name on Exhibit A in the column captioned “Aggregate Purchase Price” (the “Investor’s Commitment”). Each Investor shall pay the Investor’s Commitment in full by wire transfer of immediately available funds to the Company at the Closing. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue any Shares to any person who is a resident of a jurisdiction in which the issuance of any of the Shares would constitute a violation of the securities, “blue sky” or other similar laws of such jurisdiction (collectively referred to as the “State Securities Laws”).

1.3            Closing. The initial closing of the purchase and sale of the Shares hereunder (the “Initial Closing”) shall take place remotely via the electronic exchange of documents and signature pages, on or about the date hereof, or at such other time and place as the Company and the Investors mutually agree upon (which time and place are referred to in this Agreement as the “Initial Closing Date”).

1.4            Additional Closings.

(a)                   From and after the Initial Closing, the Company shall have the right to sell up to the balance of the remaining Shares pursuant to this Agreement at one or more additional closings occurring within 30 days of the Initial Closing Date (each, an “Additional Closing”), and to add additional entities and persons as “Investors” hereunder and as parties hereto. No Investor in the Initial Closing is obligated to purchase Shares in the Additional Closing.

(b)                   The aggregate number of Shares issued in any Closings shall not exceed 12,500,000 Shares. Each Additional Closing shall take place remotely via the electronic exchange of documents and signature pages, on a date or dates determined by the Company and the Investors purchasing additional Shares at such Additional Closing (each such date, an “Additional Closing Date”). Any Shares issued pursuant to this Section 1.4 shall be deemed to be “Shares” for all purposes under this Agreement and at the same per share Purchase Price. The Initial Closing and each Additional Closing shall constitute and be treated as a “Closing” hereunder, and the Initial Closing Date and each Additional Closing Date shall constitute and be treated as a “Closing Date” hereunder. At the Initial Closing and each Additional Closing, the Company shall issue and deliver to the Investors participating in such Closing the Shares, each registered in the name of such Investors, against payment to the Company of the purchase price therefor.

1.5            Separate Sales. The Company’s agreement with each of the Investors is a separate agreement, and the sale of the Shares to each of the Investors is a separate sale.

1.6            Use of Proceeds. The Company shall use the proceeds from the sale of the Shares set forth herein solely for working capital and other general corporate purposes.

Section 2.                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of the Investors that:

2.1            Organization, Good Standing and Qualification. The Company has been duly incorporated and organized, and is validly existing and in good standing, under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and any other agreements contemplated by this Agreement, to own and operate its properties and assets, and to carry on its business as currently conducted and as presently proposed to be conducted. The Company is presently qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company’s assets or financial condition.

2.2            Due Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of the Company under this Agreement, the authorization, issuance, reservation for issuance, and delivery of all of the Shares has been taken or shall be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies, and shall be free of any liens, encumbrances, or restrictions on transfer (other than those created or contemplated by this Agreement or under applicable state and/or federal securities laws).

2.3            Valid Issuance of Securities. The Shares, when issued and paid for as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and nonassessable. The Shares have been duly and validly reserved for issuance, and upon issuance in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid, and nonassessable.

2.4            Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver, and perform its obligations under this Agreement except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement, which qualifications or filings have been made or will be made promptly following the applicable Closing Date, in accordance with applicable law.

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2.5            Noncontravention. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in any such violation or default or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Company’s certificate of incorporation or bylaws, any judgment, order, or decree of any court or arbitrator to which the Company is a party or is subject, any agreement or contract of the Company, or, to the Company’s knowledge, a violation of any statute, law, regulation, or order, or an event which results in the creation of any lien, charge, or encumbrance upon any asset of the Company.

2.6            SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2014, pursuant to Sections 13(a), 14(a) and 15(d) of the of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “SEC Documents”). As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents as of the date hereof contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 3.                  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor represents and warrants to, and agrees with the Company, severally and not jointly and only with respect to itself, that:

3.1            Authorization. The Investor has full power and authority to enter into this Agreement and this Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as may be limited by the effect of rules of law governing the availability of equitable remedies.

3.2            Purchase for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. If other than an individual, the Investor also represents that it has not been formed for the specific purpose of acquiring the Shares.

3.3            Exempt Offering. The Investor acknowledges that the Shares have not been registered under the Securities Act and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Investors contained in this Agreement.

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3.4            Disclosure of Information. The Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase any Shares pursuant to this Agreement. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access.

3.5            Investment Experience. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares.

3.6            Accredited Investor Status. The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.7            Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being (or shall be) acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations under the Securities Act such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed by SEC Rule 144 and by the Securities Act. The Investor understands that the Company is under no obligation to register any of the Shares sold under this Agreement. The Investor understands that no market now exists for any of the Shares, and that it is uncertain whether a market, public or otherwise, shall ever exist for the Shares.

3.8            Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:

(a)                   there is then in effect a registration statement filed with the SEC (a “Registration Statement”) covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)                   the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, the Investor shall, at the expense of the Investor or its transferee, furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition shall not require registration of such Shares under the Securities Act.

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Notwithstanding the provisions of Subsections (a) and (b) above, no such Registration Statement or opinion of counsel shall be required for: any transfer of any Shares by an Investor (i) pursuant to a transaction exempt from the registration requirements of the Securities Act, (ii) to any affiliate of such Investor, to a family member of such Investor, or to any trust, partnership, limited liability company or custodianship established for estate-planning purposes for the primary benefit of such Investor or his or her family members or (iii) if the Shares have been held for the appropriate amount of time for the Shares to be permitted to be resold under Rule 144 and the selling Investor is not an affiliate or otherwise subject to the volume limitations in Rule 144; provided that in each of the foregoing cases the transferee shall, prior to giving effect to such transfer, agree in writing to be subject to the terms of this Section to the same extent as if the transferee were an original Investor under this Agreement.

3.9            Legends. It is understood that the instruments evidencing the Shares shall bear legends substantially similar to the legends set forth below (in addition to any legend required under applicable state securities laws):

(a)                   “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

(b)                   Any other legends required by State Securities Laws applicable to any individual Investor or under any agreement to which the Investor is a party to with the Company.

(c)                   The legend set forth in Section 3.9(a) shall be removed and the Company shall issue a certificate (or issue in an uncertificated form) without such legend or any other legend to the Investors if (a) such Shares are sold pursuant to an effective Registration Statement (provided that each of the Investors agrees to only sell such Shares during such time that the Registration Statement is effective and not withdrawn or suspended, and only as permitted by the Registration Statement), (b) such Shares are sold or transferred pursuant to, and in accordance with all requirements of, Rule 144 (including, if applicable, the volume, manner-of-sale and notice filing provisions of Rule 144), or (c) such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions. The Company shall bear all costs incurred by it or an Investor relating to the removal of the legend in accordance with this Section 3.9(c), provided that the Company shall not be liable for any transfer taxes relating to the issuance of a new certificate or statement in the name of any person other than the relevant Investor and its affiliates.

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Section 4.         CONDITIONS.

4.1            Conditions to the Obligations of the Investors at Closing. The obligation of each of Investor to purchase Shares at any Closing is subject to the fulfillment, or the waiver by such Investor, of the following conditions on or before such Closing.

(a)                   The representations and warranties in Section 2 shall be true, accurate and complete at and as of the Closing in all material respects (except with respect to any provisions including the word “material” or words of similar import with respect to which such representations shall be true, accurate and complete) with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)                   The Company shall have performed and complied with all agreements and conditions in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

(c)                   All corporate and other proceedings in connection with the transactions contemplated in this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor, or counsel to the Investors, and the Investor or its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d)                   Approvals of the appropriate governing authority of each Investor necessary for performance of the transactions contemplated by this Agreement shall have been obtained.

(e)                   No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(f)                    The Common Stock shall not have been suspended, as of such Closing Date, by the SEC.

(g)                   There shall have been no material adverse effect on the Company.

4.2            Conditions to the Obligations of the Company at Closing. The obligations of the Company to issue and sell Shares to an Investor at any Closing are subject to the fulfillment, or the waiver by the Company, of the following condition on or before such Closing.

(a)                   The representations and warranties of the Investors in Section 3 shall be true, accurate and complete at and as of the Closing in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)                   The Company shall have obtained all necessary permits and qualifications, or shall have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.

(c)                   Approvals of the Board (as defined below) necessary for performance of the transactions contemplated by this Agreement shall have been obtained.

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Section 5.         POST-CLOSING COVENANTS.

5.1            Indemnification of Investors. The Company will indemnify and hold each Investor and its shareholders, members, partners, direct and indirect investors, directors, managers, officers, employees, affiliates and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the shareholders, members, partners, direct and indirect investors, directors, managers, officers, employees, affiliates and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, penalties, fees, damages, fines, charges, contingencies, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and disbursements and costs of investigation, defending or preparing to defend that any such Investor Party may suffer or incur (irrespective of whether any such Investor Party is a party to the action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (each, a “Proceeding”) for which indemnification hereunder is sought) as a result of or relating to (a) any misrepresentation or any breach of any of the representations, warranties, obligations, covenants or agreements made by the Company in this Agreement and (b) any Proceeding instituted against an Investor in any capacity, or any of them or their respective affiliates, with respect to any of the transactions contemplated by this Agreement (unless such Proceeding is based upon a misrepresentation by such Investor or a breach of such Investor’s representations, warranties, obligations, covenants or agreements under this Agreement or any agreements or understandings such Investor may have with any such shareholder or any violations by such Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence or willful misconduct). The indemnity agreements contained herein shall not be an exclusive remedy but shall be in addition to any cause of action or similar right in law or in equity of any Investor Party against the Company or others, and any liabilities the Company may be subject to pursuant to law.

5.2            Indemnification of the Company. Each Investor, severally and not jointly with the other Investor, will indemnify and hold harmless the Company, and its officers, directors, controlling persons, agents, advisors, representatives and employees (each, a “Company Party”), from any and losses, liabilities, obligations, claims, contingencies, penalties, fees, damages, fines, charges, contingencies, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and disbursements and costs of investigation, defending or preparing to defend that any such Company Party may suffer or incur (irrespective of whether any such Company Party is a party to the Proceeding for which indemnification hereunder is sought) as a result of or relating to any misrepresentation or any breach of any of the representations, warranties, obligations, covenants or agreements made by such Investor in this Agreement. The indemnity agreements contained herein shall not be an exclusive remedy but shall be in addition to any cause of action or similar right in law or in equity of the Company against such Investor or others and any liabilities such Investor may be subject to pursuant to law.

5.3            Furnishing of Information. In order to enable the Investors to sell the Shares under Rule 144, for a period of twelve (12) months from each Closing Date, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During such twelve (12) month periods, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares under Rule 144.

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5.4            Securities Laws Disclosure; Publicity; Confidentiality. By 5:30 P.M., New York City time, on or prior to the fourth (4th) trading day immediately following the date hereof, the Company may issue a press release (the “Press Release”) disclosing all material terms of the transactions contemplated hereby and file a Current Report on Form 8-K with the SEC describing the terms of this Agreement. Each Investor, severally and not jointly with the other Investors, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 5.4, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5.5            Registration Rights.

(a)                   At any time after 30 days after the listing of the Common Stock on a national securities exchange such as the New York Stock Exchange or The Nasdaq Stock Market, the Investors holding at least 35% of the Shares issued pursuant to this Agreement shall have the right to request up to 2 of registrations per year under the Securities Act of all or any portion of their Shares pursuant to a registration statement or, at such requesting Investors’ option, pursuant to a registration statement, including the prospectuses, for offerings to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or any successor rule thereto, on Form S-3 or on such other form appropriate for such purpose (a “Shelf Registration”) (collectively, the “Registration Statements”), provided that, in each case, (i) in the case of an underwritten offering, the anticipated aggregate offering price (including, for the avoidance of doubt, the aggregate offering price of shares offered by persons other than the Investors), net of Selling Expenses (as defined below), would exceed $10 million and (ii) notwithstanding the foregoing obligations, if the Company furnishes to the Investors requesting a registration pursuant to this Section 5.5 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after such registration request of the Investors is given. Each request for registration shall specify the number of Shares requested to be included in the registration, and the Registration Statement shall cover all Shares that the requesting Investors have requested to be included. Any prospectus filed as part of any Registration Statement filed pursuant to this Section 5.5(a) shall include underwritten public offerings in the plan of distribution, unless otherwise consented to by a majority of the requesting Investors. For the purposes of this Section 5.5(a), “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of the Shares, and fees and disbursements of counsel for any Investor, except for the fees and expenses of one counsel for the holders of Shares participating in such registration as a group borne and paid by the Company as provided in Section 5.5(d).

(b)                   If and whenever the Investors request that the offer and sale of any of their Shares be registered under the Securities Act pursuant to this Section 5.5, the Company shall use its best efforts to effect the registration of the offer and sale of such Shares under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and applicable:

(i)                 prepare and file with (or confidentially submit to) the SEC a Registration Statement covering the applicable Shares and use its best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter;

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(ii)                           prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and, in the case of a Shelf Registration the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than two (2) years from the date the Registration Statement is first declared effective by the SEC, or if earlier, until all of such Shares have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Shares in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)                         within a reasonable time before filing such Registration Statement, prospectus or amendments or supplements thereto with the SEC, furnish to one counsel selected by holders of a majority of such Shares copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(iv)                          use its best efforts to register or qualify such Shares under such other securities or "blue sky" laws of such jurisdictions as any selling Investor requests and do any and all other acts and things which may be necessary or advisable to enable such selling Investors to consummate the disposition in such jurisdictions of the Shares owned by such Investors; and

(v)                            in connection with an underwritten offering (which may be part of a Shelf Registration), enter into such customary agreements (including an underwriting agreement in customary form containing customary representations, warranties and indemnifications) and take all such other customary actions as the holders of such Shares or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Shares (including, without limitation, cooperating in the due diligence process, making appropriate officers of the Company available to participate in "road show" and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Shares)).

(c)                   Whenever the Company proposes to register the offer and sale of any shares of its Common Stock under the Securities Act (other than a registration (i) pursuant to a registration statement on Form S-8 or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement, (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of registration statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Shares, the Company shall give prompt written notice (in any event no later than 30 days prior to the filing of such registration statement) to the Investors of its intention to effect such a registration. A Piggyback Registration Statement shall not be considered a demand registration for the purposes of Section 5.5(a). The Company shall use its best efforts to include in such registration all Shares held by Investors with respect to which the Company has received written requests for inclusion from the Investors within 10 days after the Company’s notice has been given to each Investor and the Company’s obligations pursuant to Section 5.5(b), as applicable, shall apply to any such registration and sale.

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(d)                   All expenses incurred by the Company in complying with its obligations pursuant to this Section 5.5 and in connection with the registration and disposition of Shares shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Shares on, any securities exchange or over-the-counter trading market on which the Shares are listed or quoted); (ii) underwriting expenses; (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and "blue sky" laws (including, without limitation, fees and disbursements of counsel for the Company in connection with "blue sky" qualifications or exemptions of the Shares); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company's counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) fees and expenses of one counsel for the holders of Shares participating in such registration as a group (selected by, in the case of a registration pursuant to Section 5.5(a), the holders of a majority of the Shares initially requesting such registration, and, in the case of all other registrations hereunder, the holders of a majority of the Shares included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Section 5.5 (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits.

(e)                   The right of any Investor to request registration or inclusion of Shares in any registration pursuant to this Section 5.5 shall terminate upon the earliest to occur of:

(i)                             immediately following the sale of all or substantially all the assets of the Company, any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person in which the Company is not the surviving entity, or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions; and

(ii)                           such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.

Section 6.         GENERAL PROVISIONS.

6.1            Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement (including permitted transferees of any Shares).

6.2            Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3            Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware.

6.4            Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.5            Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, subsections, exhibits, and schedules shall, unless otherwise provided, refer to sections and subsections of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

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6.6            Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at 5210 E Williams Circle, Tucson, Arizona 85711, Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, Attention: Jenifer R. Smith.

If to an Investor, at its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice.

Notices provided in accordance with this Section shall be deemed delivered upon personal delivery (including confirmed facsimile) or three business days after deposit in the mail.

6.7            No Finder’s Fees. Each party represents that it neither is nor shall be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement. Each Investor, severally and not jointly, agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) in connection with this Agreement for which the Company is responsible.

6.8            Attorneys’ Fees and Expenses. Each party to this Agreement agrees to pay its own fees and expenses arising in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated in this Agreement; provided, however, that the Company shall reimburse the lead investor for its fees and expenses (including attorneys’ fees). If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions from such action, suit or other proceeding.

6.9            Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority of the then-outstanding Shares issued pursuant to this Agreement. Any amendment or waiver effected in accordance with this Section shall be binding upon each Investor and the Company.

6.10        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.11        Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter of this Agreement.

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6.12        Further Assurances. From and after the date of this Agreement, upon the request of the Investors or the Company, the Company and the Investors shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.13        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Investor upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Investor of any breach or default under this Agreement or any waiver on the part of any Investor of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Investor, shall be cumulative and not alternative.

6.14        Confidentiality. Except as required by law, each Investor agrees that it shall keep confidential and shall not disclose or divulge any confidential, proprietary, or secret information which such Investor may obtain from the Company pursuant to financial statements, reports, and other materials submitted by the Company to such Investor pursuant to this Agreement or otherwise, or pursuant to visitation or inspection rights granted under this Agreement, unless such information is known, or until such information becomes known, to the public, other than as a result of the failure by any Investor to comply with this provision; provided that an Investor may disclose such information to its attorneys, accountants, and financial advisors to the extent necessary to obtain their services in connection with its investment in the Company.

6.15        Survival. The representations, warranties and covenants contained herein shall continue and survive the execution of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

AUDIOEYE, INC.

By:

Name:

Title:

Signature Page to AudioEye, Inc.

Common Stock Purchase Agreement

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

INVESTOR

If Entity:

Entity Name:

By:

Name:

Title:

If Individual:

Name:

Signature:

Purchase Amount: $____________________

Signature Page to AudioEye, Inc.

Common Stock Purchase Agreement

EXHIBIT A

SCHEDULE OF INVESTORS

Initial Closing